Camber Energy, Inc. 8-K

Exhibit 99.1

Lineal Star Holdings, LLC

Consolidated Financial Statements

Lineal Star Holdings, LLC

Report of Independent Registered Public Accounting Firm	1
Consolidated Balance Sheets as of March 31, 2019 (Successor) and 2018 (Predecessor)	2
Consolidated Statements of Operations for the Period from July 29, 2018 through March 31, 2019 (Successor), the Period from April 1, 2018 through July 28, 2018 (Predecessor) and the Year Ended March 31, 2018 (Predecessor)	3
Consolidated Statement of Changes in Stockholders’ Equity for the Period from July 29, 2018 through March 31, 2019 (Successor), the Period from April 1, 2018 through July 28, 2018 (Predecessor) and the Year Ended March 31, 2018 (Predecessor)	4
Consolidated Statements of Cash Flows for the Period from July 29, 2018 through March 31, 2019 (Successor), the Period from April 1, 2018 through July 28, 2018 (Predecessor) and the Year Ended March 31, 2018 (Predecessor)	5
Notes to Consolidated Financial Statements	6

Report of Independent Registered Public Accounting Firm

To the Board of Managers of

Lineal Star Holdings, LLC

Houston, TX

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Lineal Star Holdings, LLC (the “Company”) as of March 31, 2019 (Successor) and 2018 (Predecessor), the related consolidated statements of operations, changes in equity and cash flows for the period from July 29, 2018 through March 31, 2019 (Successor), the period from April 1, 2018 through July 28, 2018 (Predecessor) and the year ended March 31, 2018 (Predecessor), and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2019 (Successor) and 2018 (Predecessor), and the results of its operations and its cash flows for the period from July 29, 2018 through March 31, 2019 (Successor), the period from April 1, 2018 through July 28, 2018 (Predecessor) and the year ended March 31, 2018 (Predecessor), in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with the audit standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2019.

Houston, Texas

October 7, 2019

Lineal Star Holdings, LLC

Consolidated Balance Sheets

	March 31,
	2019	2018
	(Successor)	(Predecessor)
Assets
Current Assets
Cash	$308,038	$17,925
Accounts receivable - net	1,925,314	1,945,524
Costs in excess of billings	1,811,209	1,859,235
Prepaid expenses and other current assets	71,372	66,373
Total current assets	4,115,933	3,889,057

Deferred tax asset, net	34,000	25,000
Property and equipment - net	941,310	1,492,462

Total assets	$5,091,243	$5,406,519

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$363,473	$486,799
Billings in excess of costs	57,936	239,316
Provision for loss	44,726	460,202
Accrued compensation and benefits	510,496	560,086
Current portion of notes payable	234,135	—
Other accrued liabilities and payables	132,510	412,901
Total current liabilities	1,343,276	2,159,304
Notes payable - net of current portion	1,241,813	—
Total liabilities	2,585,089	2,159,304

Commitments and contingencies

Stockholders’ Equity
Lineal Industries, Inc. common stock, 1,000 $0.10 par value
shares authorized, 0 and 1,000 issued and outstanding, respectively	—	10
Lineal Industries, Inc. additional paid-in-capital	—	3,247,205
Lineal Star Holdings, LLC preferred shares, 2,000,000 authorized, no par value,		—
1,675,000 and 0 issued and outstanding, respectively	1,675,000	—
Lineal Star Holdings, LLC common shares, 2,000,000 authorized, no par value,
1,000,000 and 0 issued and outstanding, respectively	937,716	—
Accumulated deficit	(106,562)	—
Total stockholders’ equity	2,506,154	3,247,215

Total liabilities and stockholders’ equity	$5,091,243	$5,406,519

The accompanying notes are an integral part of these consolidated financial statements.

Lineal Star Holdings, LLC

Consolidated Statements of Operations

	Period from July 29, 2018 through March 31,	Period from April 1, 2018 through July 28,	Year Ended March 31,
	2019	2018	2018
	(Successor)	(Predecessor)	(Predecessor)

Contract revenue	$12,261,038	$3,634,139	$27,774,289
Contract costs	10,987,212	5,395,653	33,931,580
Contract income (loss)	1,273,826	(1,761,514)	(6,157,291)

Expenses:
Selling, general and administrative expenses	2,464,497	744,231	1,688,852
(Gain) loss on sale of assets	166,565	(92,659)	(203,720)
	2,631,062	651,572	1,485,132

Operating loss	(1,357,236)	(2,413,086)	(7,642,423)

Gain on bargain purchase	1,162,075	—	—
Other income (expense), net	54,599	396	(731)

Income (loss) before taxes	(140,562)	(2,412,690)	(7,643,154)

Provision (benefit) for income taxes	(34,000)	25,000	(270,000)
			—
Net income (loss)	$(106,562)	$(2,437,690)	$(7,373,154)

The accompanying notes are an integral part of these consolidated financial statements.

Lineal Star Holdings, LLC

Consolidated Statements of Changes in Stockholders’ Equity

	Preferred Shares		Common Stock		Additional	Accumulated	Total
	Shares	$	Shares	$	Paid-In Capital	Deficit	Stockholders’ Equity

Balance March 31, 2017 (Predecessor)	—	$—	1,000	$10	$29,886,286	$(26,640,700)	$3,245,596
Capital contributions	—	—	—	—	7,374,773	—	7,374,773
Net loss	—	—	—	—	—	(7,373,154)	(7,373,154)

Balance March 31, 2018 (Predecessor)	—	—	1,000	10	37,261,059	(34,013,854)	3,247,215
Capital contributions		—	—	—	1,851,959	—	1,851,959
Net loss	—	—	—	—	—	(2,437,690)	(2,437,690)
Balance July 28, 2018 (Predecessor)	—	$—	1,000	$10	$39,113,018	$(36,451,544)	$2,661,484

Balance July 29, 2018 (Successor)	—	$—	—	$—	$—	$—	$—
Issuance of preferred shares for cash	1,675,000	1,675,000	—	—	—	—	1,675,000
Issuance of member common shares for services	—	—	1,000,000	937,716	—	—	937,716
Net loss			—	—	—	(106,562)	(106,562)

Balance March 31, 2019 (Successor)	1,675,000	$1,675,000	1,000,000	$937,716	$—	$(106,562)	$2,506,154

The accompanying notes are an integral part of these consolidated financial statements.

Lineal Star Holdings, LLC

Consolidated Statements of Cash Flows

	Period from July 29, 2018 through March 31,	Period from April 1, 2018 through July 28,	Year Ended March 31,
	2019	2018	2018
	(Successor)	(Predecessor)	(Predecessor)

Cash Flows from Operating Activities
Net loss	$(106,562)	$(2,437,690)	$(7,373,155)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	57,776	156,897	385,115
(Gain) loss on asset sales	166,565	(92,659)	(203,720)
Provision (benefit) for income taxes	(34,000)	25,000	(270,000)
Bad debt expense	—	162,849	—
Stock-based compensation	937,716	—	—
Gain on bargain purchase	(1,162,075)	—	—
Changes in operating assets and liabilities that provided (used) cash:
Accounts receivable	(310,343)	168,492	401,066
Cost in excess of billings	(58,707)	106,733	(1,099,890)
Prepaid expenses and other current assets	(28,980)	23,192	(49,555)
Billings in excess of cost	(156,579)	(24,802)	152,664
Provision for loss	(66,823)	(348,653)	458,077
Accounts payable and accrued expenses	(757,786)	212,143	(48,518)
Net cash used in operating activities	(1,519,798)	(2,048,498)	(7,647,916)

Cash Flows from Investing Activities
Cash paid for acquisition - net	(324,409)	—	—
Cash paid for property and equipment additions	(71,124)	—	—
Proceeds from sale of property and equipment	264,223	178,614	291,068
Net cash provided by (used in) investing activities	(131,310)	178,614	291,068

Cash Flows from Financing Activities
Proceeds from notes payable	199,940	—	—
Payments on notes payable	(8,131)	—	—
Net proceeds from line of credit	92,337	—	—
Capital contributions	—	1,851,959	7,374,773
Proceeds from sale of preferred shares	1,675,000	—	—
Net cash provided by financing activities	1,959,146	1,851,959	7,374,773

Net Change in Cash	308,038	(17,925)	17,925
Cash - beginning of year	—	17,925	—

Cash - end of year	$308,038	$—	$17,925

Cash paid for interest	$10,588	$—	$—
Cash paid for taxes	$—	$—	$—

Non-cash investing and financing activities
Debt issued for acquisition	$1,175,000	$—	$—
Equipment purchased with debt	$109,140	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

Lineal Star Holdings, LLC	Notes to Consolidated Financial Statements

Note 1 - Nature of Business

Lineal Star Holdings, LLC, a Delaware limited liability company, and its subsidiaries (collectively, the “Company”) is a provider of upstream, midstream, and utilities pipeline maintenance, specialty construction and integrity services. The Company, based in Houston, Texas, is the parent company of its wholly-owned subsidiaries: (a) 64-year-old Lineal Industries Inc. (“Lineal Industries”), based in Pittsburgh, Pennsylvania, and (b) Lineal Star Incorporated (“Lineal Star”), headquartered in Houston, Texas.

On July 29, 2018, the Company acquired 100% of the equity interests of Lineal Industries, Inc. The transaction was accounted for as a business combination, with Lineal Star Holdings, LLC considered the accounting acquirer of Lineal Industries, Inc. Prior to this acquisition, the Company had no significant operations. As a result of the above transactions, under Regulation S-X for reporting purposes, Lineal Industries, Inc. is viewed as a Predecessor entity for reporting purposes, and Lineal Star Holdings, LLC is viewed as a Successor entity. The basis of presentation is not consistent between the successor and predecessor entities and the financial statements are not presented on a comparable basis. As a result, the accompanying consolidated statements of operations, stockholders’ equity and cash flows are presented for two different reporting entities: the Successor, which consists of the combined operations of Lineal Star Holdings, LLC and Lineal Industries, Inc. for the period from July 29, 2018 through March 31, 2019; and the Predecessor, which consists of the operations of Lineal Industries, Inc. for the period from April 1, 2018 through July 28, 2018 and the year ended March 31, 2018. See Note 4 for additional information regarding the acquisition.

Note 2 – Liquidity

At March 31, 2019 (Successor), the Company’s total current assets of $4.1 million exceeded its total current liabilities of approximately $1.3 million, resulting in working capital of $2.8 million. $0.3 million of the current assets are cash. In addition, the Company had approximately $0.8 million of excess availability on its demand note payable with a preferred stockholder as disclosed in Note 6.

The Company reported a net operating loss of $1.4 million for the period from July 29, 2018 through March 31, 2019 (Successor).

Management believes that the Company and its current parent company have more than sufficient cash to fund operations for over one year from the date of the filing of these audited financial statements and therefore management believes that the Company has sufficient funds to maintain operations for the next twelve months from the issuance of these financial statements.

Note 3 - Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of Lineal Star Holdings, LLC and all of its wholly-owned and majority-owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Lineal Star Holdings, LLC	Notes to Consolidated Financial Statements

Significant items subject to such estimates and assumptions include revenue recognition under the percentage-of-completion method of accounting, including estimates of progress towards completion and estimates of gross profit or loss accrual on contracts in progress; tax accruals and certain other accrued liabilities; quantification of amounts recorded for contingencies; valuation allowances for accounts receivable and deferred income tax assets; and the carrying amount of property, plant and equipment, goodwill and intangible assets. The Company bases its estimates on historical experience and other assumptions that it believes relevant under the circumstances. Actual results could differ from these estimates.

Cash and Cash Equivalents

Cash and cash equivalents include cash in banks and financial instruments which mature within three months of the date of purchase. The Company maintains cash and cash equivalents in bank deposit accounts, which at times may exceed federally insured limits of $250,000. At March 31, 2019 (Successor) and 2018 (Predecessor), the Company had no cash in excess of the federally insured limit. Historically, the Company has not experienced any losses in such accounts. The Company had no cash equivalents at March 31, 2019 or 2018.

Fair Value of Financial Instruments

The carrying amounts of the Company’s cash, accounts receivable, and accounts payable approximate their fair value due to the short maturity of such instruments.

Accounts Receivable

Most of the accounts receivable and contract work in progress are from clients in the oil, gas, refinery, petrochemical and power industries in North America. Trade accounts receivable are recorded at the invoiced amount and do not bear interest. Most contracts require payments as the projects progress or, in certain cases, advance payments. The Company generally does not require collateral, but in most cases can place liens against the property, plant or equipment constructed or terminate the contract if a material default occurs. The allowance for doubtful accounts is the Company’s best estimate of the probable amount of credit losses in the Company’s existing accounts receivable. A considerable amount of judgment is required in assessing the realization of receivables. Relevant assessment factors include the creditworthiness of the customer and prior collection history. Balances over 90 days past due are reviewed individually for collectability. Account balances are charged off against the allowance after all reasonable means of collection are exhausted and the potential for recovery is considered remote. The allowance requirements are based on the most current facts available and are re-evaluated and adjusted on a regular basis and as additional information is received. At March 31, 2019 (Successor) and 2018 (Predecessor), there were no allowances deemed necessary. Additionally, there were no bad debts recorded for the years ended March 31, 2019 and 2018.

Included in accounts receivable at March 31, 2019 (Successor) and 2018 (Predecessor) are balances of approximately $992,000 and $787,000, respectively, of billed balances not paid by customers pursuant to retainage provisions in the respective contracts. The balances billed but not paid by customers pursuant to retainage provisions in certain contracts are generally due upon completion of the contracts and acceptance by the customer. Based on the Company’s contract terms in recent years, the retainage balances at each balance sheet date are expected to be collected within the next 12 months.

Receivable Factoring

The Company has a factoring agreement with an unrelated third-party financial institution whereby the Company can receive up to 85% of a billed invoice and pay a factoring fee of 10% per annum on balances outstanding under the factoring agreement. The arrangement is accounted for as a secured borrowing due to the full recourse provided by the Company. At March 31, 2019 (Successor) and 2018 (Predecessor), the Company had borrowed $199,940 and $0, respectively, which is included in the current portion of notes payable on the consolidated balance sheet.

Lineal Star Holdings, LLC	Notes to Consolidated Financial Statements

Property and Equipment

Property and equipment are recorded at cost and depreciated using the straight-line method over their useful lives. Amortization of the equipment under capital leases is computed using the straight-line method over lives ranging from 3 to 5 years and is included in depreciation expense. Costs of maintenance and repairs are charged to expense when incurred.

Long-lived assets are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset’s carrying amount to determine if an impairment of such asset is necessary. This evaluation, as well as an evaluation of our intangible assets, requires the Company to make long-term forecasts of the future revenues and costs related to the assets subject to review. Forecasts require assumptions about demand for the Company’s services and future market conditions. Estimating future cash flows requires significant judgment, and the Company’s projections may vary from the cash flows eventually realized. Future events and unanticipated changes to assumptions could require a provision for impairment in a future period. The effect of any impairment would be to expense the difference between the fair value (less selling costs) of such asset and its carrying value. Such expense would be reflected in earnings. No impairments were deemed necessary for the years ended March 31, 2019 and 2018.

Provision for Loss

We recognize a loss on a portion of a project in the month we anticipate having a loss on the entire project, on the Company’s consolidated financial statements. We calculate a loss provision based on comparing expected margin versus actual to date margin on the project. Actual margin to date is based on 1) actual costs to date and the estimated cost to completion compared to 2) project inception to date margin. The loss is calculated and recorded as an expense and accumulate on the balance sheet in a liability account. Over time, the liability account will reverse itself as the Company realizes the loss projected. Any realized losses are included in cost of revenue in the consolidated statement of operations as they occur until the project is completed.

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, penalties and other sources are recorded when management assesses that it is probable that a liability has been incurred and the amount can be reasonably estimated.

The Company is obligated under operating leases primarily for equipment leases building rent and other property expiring at various dates through 2023. In some instance, leases require the Company to pay taxes, insurance, utilities, and maintenance costs.

Revenue Recognition

The Company adopted ASC Topic 606 on April 1, 2018, using the modified retrospective method applied to contracts that were not completed as of April 1, 2018. Under the modified retrospective method, prior period financial positions and results will not be adjusted. The cumulative effect adjustment recognized in the opening balances included no changes as a result of this adoption.

Revenue is recognized based on the following five step model:

-	Identification of the contract with a customer
-	Identification of the performance obligations in the contract

Lineal Star Holdings, LLC	Notes to Consolidated Financial Statements

-	Determination of the transaction price

-	Allocation of the transaction price to the performance obligations in the contract

-	Recognition of revenue when, or as, the Company satisfies a performance obligation

All of the Company’s revenue is currently generated from utilities pipeline maintenance contracts. As such no further disaggregation of revenue information is provided.

Performance Obligations

A performance obligation is a promise in a contract to transfer a distinct good or service to the customer, and is the unit of account in the new revenue standard. The contract transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. The Company’s contracts have a single performance obligation as the promise to transfer the individual goods or services is not separately identifiable from other promises in the contracts and, therefore, not distinct.

Revenue for the Company’s contracts that satisfy the criteria for over time recognition is recognized as the performance obligation is satisfied. If one of the following criteria are met during the contract period, control is considered to be transferred to the customer, and the performance obligation is satisfied:

●	The customer simultaneously receives and consumes the benefits provided by the Company’s performance as the Company performs the service;

●	The Company’s performance creates or enhances an asset that the customer controls as the asset is created or enhanced; or

●	The Company’s performance does not create an asset with an alternative use to the Company and the Company has an enforceable right to payment for the performance completed to date.

The majority of the Company’s revenue is derived from contracts and projects that typically span between 3 to 12 months. The Company’s construction contracts will continue to be recognized over time because of the continuous transfer of control to the customer as all of the work is performed at the customer’s site and, therefore, the customer controls the asset as it is being constructed. Contract costs include labor, material, and indirect costs.

Contract Estimates

Accounting for long-term contracts and programs involves the use of various techniques to estimate total contract revenue and costs. For long-term contracts, the Company estimates the profit on a contract as the difference between the total estimated revenue and expected costs to complete a contract and recognize that profit over the life of the contract.

Contract estimates are based on various assumptions to project the outcome of future events. These assumptions include labor productivity and availability, the complexity of the work to be performed, the cost and availability of materials, and the performance of subcontractors.

Variable Consideration

The transaction price for the Company’s contracts may include variable consideration, which includes increases to transaction price for approved and unapproved change orders, claims and incentives, and reductions to transaction price for liquidated damages. Change orders, claims and incentives are generally not distinct from the existing contract due to the significant integration service provided in the context of the contract and are accounted for as a modification of the existing contract and performance obligation. The Company estimates variable consideration for a performance obligation at the most likely amount to which the Company expects to be entitled (or the most likely amount we expect to incur in the case of liquidated damages), utilizing estimation methods that best predict the amount of consideration to which we will be entitled (or will be incurred in the case of liquidated damages). The Company includes variable consideration in the estimated transaction price to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur or when the uncertainty associated with the variable consideration is resolved. The Company’s estimates of variable consideration and determination of whether to include estimated amounts in transaction price are based largely on an assessment of our anticipated performance and all information (historical, current and forecasted) that is reasonably available to it. The effect of variable consideration on the transaction price of a performance obligation is recognized as an adjustment to revenue on a cumulative catch-up basis. To the extent unapproved change orders and claims reflected in transaction price (or excluded from transaction price in the case of liquidated damages) are not resolved in the Company’s favor, or to the extent incentives reflected in transaction price are not earned, there could be reductions in, or reversals of, previously recognized revenue. No adjustment on any one contract was material to our consolidated financial statements.

Lineal Star Holdings, LLC	Notes to Consolidated Financial Statements

Contract Balances

The timing of revenue recognition, billings and cash collections results in billed accounts receivable and costs and estimated earnings in excess of billings on uncompleted contracts (contract assets) on the consolidated balance sheet. On the Company’s construction contracts, amounts are billed as work progresses in accordance with agreed-upon contractual terms, either at periodic intervals (e.g., biweekly or monthly) or upon achievement of contractual milestones. Generally, billing occurs prior to revenue recognition, resulting in contract liabilities. These assets and liabilities are reported on the consolidated balance sheet on a contract-by-contract basis at the end of each reporting period.

Income Taxes

The Company has elected to be taxed as a corporation. Deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates due to changes in legislation is recognized as income or expense in the period that includes the enactment date.

The ultimate realization of deferred tax assets related to net operating loss carry forwards, including federal and state net operating loss carry forwards, is dependent upon the generation of future taxable income in a particular tax jurisdiction during the periods in which the use of such net operating losses are allowed. The Company considers future taxable income, including the impacts of reversing taxable temporary differences, future forecasted income and available tax planning strategies, when evaluating whether deferred tax assets are more likely than not to be realized prior to expiration.

The Company will file income tax returns in the United States federal jurisdiction, in various states and in various foreign jurisdictions. The Company’s tax returns are subject to examination for tax years for 2008 forward, for the United States and the majority of the state jurisdictions. Willbros United States holdings, Inc., which sold control of Lineal Industries, Inc., to the Company on July 29, 2018, agreed to indemnify the Company against taxes due prior to the date of such acquisition.

Concentration of Credit Risk

The Company has a concentration of customers in the oil and gas and power industries which expose the Company to a concentration of credit risk within a single industry. The Company seeks to obtain advance and progress payments for contract work performed on major contracts. Receivables are generally not collateralized.

Lineal Star Holdings, LLC	Notes to Consolidated Financial Statements

During the period from July 29, 2018 through March 31, 2019 (Successor), one customer accounted for approximately 85% of the Company’s revenue; during the period from April 1, 2018 through July 28, 2018 (Predecessor), four customers accounted for approximately 50%, 17% 17% and 16% of the Company’s revenue, respectively; and during the year ended March 31, 2018, three customers accounted for approximately 23%, 18% and 14% of the Company’s revenue. At March 31, 2019, one customer accounted for approximately 93% of outstanding accounts receivable. At March 31, 2018 (Predecessor), four customers accounted for 24%, 23%, 22% and 14% of outstanding accounts receivable.

Recently Adopted Accounting Pronouncements

Accounting Standards Update (“ASU”) 2014-09, “Revenue from Contracts with Customers (Topic 606),” supersedes the revenue recognition requirements and industry-specific guidance under Revenue Recognition (Topic 605). Topic 606 requires an entity to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration the entity expects to be entitled to in exchange for those goods or services. The Company adopted Topic 606 on April 1, 2018, using the modified retrospective method applied to contracts that were not completed as of April 1, 2018. Under the modified retrospective method, prior period financial positions and results will not be adjusted. The cumulative effect adjustment recognized in the opening balances included no changes as a result of this adoption. Topic 606 required certain changes to the presentation of revenues and related expenses beginning April 1, 2018, but upon review of the contracts entered into, there is a similar number of performance obligations, and in most cases, the Company has determined that the method of revenue recognition for these contracts is the same as the Company previously utilized considering different elements, such as variable consideration, when evaluating their transaction prices. The Company ultimately determined that over time revenue recognition was appropriate via the percentage-of-completion method, based on time incurred, or as units are produced in accordance with ASC 606-10-25-27 as the Company satisfies its performance obligations over time. Refer to Note 8 – Revenue from Contracts with Customers, for additional information.

In August 2016, the FASB issued ASU 2016-15, “Statement of Cash Flows (Topic 230)”. ASU 2016-15 seeks to reduce the existing diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. This update is effective for fiscal years beginning after December 15, 2017. The Company adopted this ASU on April 1, 2018, and the adoption did not have a significant impact to the Company’s consolidated financial statements.

In January 2017, the FASB issued ASU 2017-01, “Business Combinations: Clarifying the Definition of a Business”, which amends the current definition of a business. Under ASU 2017-01, to be considered a business, an acquisition would have to include an input and a substantive process that together significantly contributes to the ability to create outputs. ASU 2017-01 further states that when substantially all of the fair value of gross assets acquired is concentrated in a single asset (or a group of similar assets), the assets acquired would not represent a business. The new guidance also narrows the definition of the term “outputs” to be consistent with how it is described in Topic 606, Revenue from Contracts with Customers. The changes to the definition of a business will likely result in more acquisitions being accounted for as asset acquisitions. The guidance is effective for the annual period beginning after December 15, 2017, with early adoption permitted. The Company adopted this ASU on April 1, 2018, and the adoption did not have a significant impact to the Company’s consolidated financial statements.

In May 2017, the FASB issued ASU 2017-09, “Compensation-Stock Compensation (Topic 718): Scope of Modification Accounting”, which provides guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in Topic 718. ASU 2017-09 is effective for annual periods beginning after December 15, 2017, with early adoption permitted, including adoption in any interim period for which financial statements have not yet been issued. The Company adopted this ASU on April 1, 2018, and the adoption did not have a significant impact to the Company’s consolidated financial statements.

Lineal Star Holdings, LLC	Notes to Consolidated Financial Statements

Recently Issued Accounting Pronouncements

In June 2016, the FASB issued Accounting Standards Update (ASU) 2016-13, Financial Instruments—Credit Losses (Topic 326). This ASU represents a significant change in the ACL accounting model by requiring immediate recognition of management’s estimates of current expected credit losses (CECL). Under the prior model, losses were recognized only as they were incurred, which FASB has noted delayed recognition of expected losses that might not yet have met the threshold of being probable. The new model is applicable to all financial instruments that are not accounted for at fair value through net income, thereby bringing consistency in accounting treatment across different types of financial instruments and requiring consideration of a broader range of variables when forming loss estimates. Although this change affects any entity holding financial instruments, the financial services industry by its nature bears the most exposure. How these entities are responding to the new ASU can provide insights for other affected entities. The standard is currently effective for fiscal years beginning after December 15, 2019. The Company has not adopted this standard and will do so when specified by the FASB.

In August 2018, the FASB issued ASU 2018-13, “Disclosure Framework: Changes to the Disclosure Requirements for Fair Value Measurement”, which changes the disclosure requirements for fair value measurements by removing, adding, and modifying certain disclosures. ASU 2018-13 is effective for financial statements issued for annual periods beginning after December 15, 2019, and interim periods within those annual periods. Early adoption is permitted. The Company is currently evaluating the impact of adoption of this ASU on its related disclosures and does not expect it to have a material impact on its consolidated financial statements.

In July 2018, the FASB issued ASU 2018-11, “Leases (Topic 842): Target Improvements”. The amendments in this update also clarify which Topic (Topic 842 or Topic 606) applies for the combined component. Specifically, if the non-lease component or components associated with the lease component are the predominant component of the combined component, an entity should account for the combined component in accordance with Topic 606. Otherwise, the entity should account for the combined component as an operating lease in accordance with Topic 842. An entity that elects the lessor practical expedient also should provide certain disclosures. The Company is currently evaluating the adoption of this guidance and does not expect that this guidance will have a material impact on its consolidated financial statements. The Company has not adopted this standard and will do so when specified by the FASB.

In July 2018, the FASB issued ASU 2018-10, “Codification Improvements to Topic 842, Leases”. The amendments in this update affect narrow aspects of the guidance issued in the amendments in update 2016-02 as described in the table below. The amendments in this update related to transition do not include amendments from proposed Accounting Standards Update, Leases (Topic 842): Targeted Improvements, specific to a new and optional transition method to adopt the new lease requirements in Update 2016-02. That additional transition method will be issued as part of a forthcoming and separate update that will result in additional amendments to transition paragraphs included in this Update to conform with the additional transition method. The Company is currently evaluating the adoption of this guidance and expects to recognize right of use assets and liabilities for its operating leases with a term of 12 months or greater, ranging from $700,000 to $800,000.

The Company does not believe that any other recently issued effective pronouncements, or pronouncements issued but not yet effective, if adopted, would have a material effect on the accompanying consolidated financial statements.

Lineal Star Holdings, LLC	Notes to Consolidated Financial Statements

Subsequent Events

The Company has evaluated all transactions through the date the consolidated financial statements were issued for subsequent event disclosure consideration.

Note 4 – Acquisition of Lineal Industries, Inc.

In July 2018, the Company acquired all of the 1,000 issued and outstanding common shares of Lineal Industries, Inc. from Primoris for $2,350,000, comprised of a cash payment of $1,175,000 and a 5% promissory note of $1,175,000, with annual interest only due until maturity on July 30, 2021 (See Note 7 – Notes Payable). Following the close of the transaction, the Company received $850,591 in cash from Primoris to settle liabilities previously accrued by Lineal Industries prior to the close of the transaction.

The consideration transferred for the acquisition was as follows:

Cash, net	$324,409
Long-term debt	1,175,000
Total consideration	$1,499,409

The purchase price allocation of the acquired business was as follows:

Accounts receivable	$1,614,972
Cost & Estimated Earnings in Excess of Billings	1,752,502
Other current assets	42,392
Property & Equipment	1,249,610
Accounts payable and accrued liabilities	(1,783,477)
Billings in excess of costs & earnings	(214,515)
Net assets acquired	2,661,484
Gain on bargain purchase	(1,162,075)
Total purchase price	$1,499,409

As a result of the net assets acquired being greater than the value of the consideration transferred, the Company recognize a bargain purchase gain on the acquisition of $1,162,075 based on the excess value of the net assets acquired over the consideration transferred. The Company paid transaction costs of $212,972 during the period from July 29, 2018 through March 31, 2019 (Successor).

In July 2018, 940,000 common shares of Lineal Star Holdings, LLC were issued to certain employees for services in connection with the acquisition mentioned above, and an additional 60,000 shares were issued for services in connection with the acquisition between October 2018 and March 2019. Of these total shares, 260,000 were to vest over a service period of three years, with the remainder vesting immediately. At the time of the issuance, the fair value of the common shares was deemed to be $1,175,000. The Company recognized stock-based compensation expense of $937,716 in the period from July 29, 2018 through March 31, 2019 (Successor) for the shares issued. As of March 31, 2019, there was $237,284 of unrecognized compensation expense.

Note 5 - Property and Equipment

Property and equipment are summarized as follows:

	At March 31,
	2019	2018
	(Successor)	(Predecessor)

Furniture and fixtures	$5,000	$5,000
Information systems	38,357	38,357
Construction equipment	1,450,641	1,974,757
Autos, trucks and trailers	2,572,723	3,202,049
Total cost	4,066,721	5,220,163
Accumulated depreciation	(3,125,411)	(3,727,701)
Net book value	$941,310	$1,492,462

Lineal Star Holdings, LLC	Notes to Consolidated Financial Statements

Depreciation expense was $57,776 for the period from July 29, 2018 through March 31, 2019 (Successor), $156,897 for the period from April 1, 2018 through July 28, 2018 (Predecessor) and $385,115 for the year ended March 31, 2018.

During the period from July 29, 2018 through March 31, 2019 (Successor), the period from April 1, 2018 through July 28, 2018 (Predecessor), and the year ended March 31, 2018, the Company sold property and equipment to third parties with net book values of $430,788, $85,954 and $87,348, respectively, for proceeds of $264,223, $178,614 and $291,068, respectively. The Company recognized a gain (loss) of $(166,565), $92,659 and $203,720, respectively.

Note 6 – Demand Note Payable to Preferred Shareholder

Included in other accrued liabilities and payables as of March 31, 2019 (Successor), is a Demand Note dated August 16, 2018, evidencing amounts due to a holder of the preferred shares, with an outstanding balance of $92,337, bearing interest at 10% and secured by substantially all of the assets of the Company. The Company received cash proceeds from the note holder of $275,000 and repaid $182,663 during the period from July 29, 2018 through March 31, 2019 (Successor). Interest incurred and paid during the period from July 29, 2018 through March 31, 2019 was $8,459. The entire balance was paid off subsequent to March 31, 2019. The Company is able to re-borrow up to $800,000 from the note holder under this agreement, with $707,663 available as of March 31, 2019.

Lineal Star Holdings, LLC	Notes to Consolidated Financial Statements

Note 7 – Notes Payable

Notes payable at March 31, 2019 (Successor) and 2018 (Predecessor) are comprised of the following:

	March 31, 2019	March 31, 2018
	(Successor)	(Predecessor)
Promissory note to Willbros United States Holdings, Inc, interest rate of 5% due July 30, 2019 and 2020, maturing July 30, 2021, secured by the assets of the Company, interest incurred of $39,167, during year period from July 29, 2018 through March 31, 2019 (Successor)	$1,175,000	$—

Equipment note payable to third party, original balance of $109,140, due in monthly installments of $3,420, interest rate of 24%, maturing December 30, 2021, secured by the equipment purchased, interest incurred of $2,129 during period from July 29, 2018 through March 31, 2019 (Successor)	101,008	—
Less: current maturities	(34,195)	—

Total	$1,241,813	$—

During the period from July 29, 2018 through March 31, 2019 (Successor), the Company incurred total interest expense of $49,755, including $39,167 related to the Promissory Note to Willbros United States Holdings, Inc., $2,129 related to the equipment note payable and $8,459 related to the note to the holder of the preferred shares.

The following table summarizes the maturities of the equipment note by year:

Due during year ended March 31, 2020	$34,195
Due during year ended March 31, 2021	37,033
Due during year ended March 31, 2022	29,780
Total	$101,008

Note 8 – Revenue from Contracts with Customers

The Company adopted ASU 2014-09, “Revenue from Contracts with Customers (Topic 606),” on April 1, 2018 using the modified retrospective method applied to contracts that were not completed as of April 1, 2018. Refer to “Note 3 – Summary of Significant Accounting Policies” for additional information.

For the contracts entered into, there is a similar number of performance obligations, and in most cases, the Company has determined that the method of revenue recognition for these contracts is the same as the Company previously utilized considering different elements, such as variable consideration, when evaluating their transaction prices. The Company ultimately determined that over time revenue recognition was appropriate via the percentage-of-completion method, based on time incurred, or as units are produced, in accordance with ASC 606-10-25-27 as the Company satisfies its performance obligations over time.

Contract cost and recognized income not yet billed on uncompleted contracts arise when recorded revenues for a contract exceed the amounts billed under the terms of the contracts. Contract billings in excess of cost and recognized income arise when billed amounts exceed revenues recorded. Amounts are billable to customers upon various measures of performance, including achievement of certain milestones, completion of specified units or completion of the contract.

Lineal Star Holdings, LLC	Notes to Consolidated Financial Statements

As of March 31, 2019, the Company had approximately $9.2 million in unsatisfied performance obligations under its contracts in process. The Company expects to satisfy these performance obligations within the next 12 months.

Contract cost and recognized income not yet billed and related amounts billed as of March 31, 2019 and 2018 were as follows:

	March 31,
	March 31, 2019	March 31, 2018
	(Successor)	(Predecessor)
Contract cost and recognized income not yet billed	$1,811,209	$1,859,235
Contract billings in excess of cost and recognized income	(57,936)	(239,316)
Net amount of cost and estimated earnings on uncompleted contracts in excess of billings	$1,753,273	$1,619,919

Note 9 – Commitments and Contingencies

The Company is obligated under operating leases primarily for equipment leases, building rent and other property expiring at various dates through 2023. In some instances, the leases require the Company to pay taxes, insurance, utilities, and maintenance costs. Total rent expense under these leases was approximately $1,665,729 for the period from July 29, 2018 through March 31, 2019, $949,941 for the period from April 1, 2018 through July 28, 2018 (Predecessor) and $5,380,474 for the year ended March 31, 2018.

Future minimum annual commitments under these operating leases are as follows:

Years Ending
March 31	Amount
2020	$833,142
2021	400,617
2022	340,859
2023	39,632
Total	$1,614,250

The Company has the usual liability of contractors for the completion of contracts and the warranty of its work. In addition, the Company acts as prime contractor on a majority of the projects it undertakes and is normally responsible for the performance of the entire project, including subcontract work. Management is not aware of any material exposure related thereto which has not been provided for in the accompanying consolidated financial statements.

The Company executed a consulting agreement with its interim CEO in January 2019. The Company will pay monthly fees of $10,000 for a period of three years. Additionally, the interim CEO received a success fee of $250,000 in cash and $250,000 in shares of stock of Camber upon completion of the merger described in Note 1. In the event of closing of a purchase or sale transaction as defined in the agreement, the interim CEO may receive a fee of 4% of the value of the transaction, up to a value of $5,000,000 and 2% of the value of the transaction thereafter.

Lineal Star Holdings, LLC	Notes to Consolidated Financial Statements

Note 10 - Retirement Plans

The Company contributes to a multi-employer defined benefit pension plan under the terms of a collective-bargaining agreement that cover certain union-represented employees. Currently, the Company has no intention to withdraw from the plan. The risks of participating in a multi-employer plan are different from single-employer plans in the following aspects:

a.	Assets contributed to the multiemployer plan by one employer may be used to provide benefits to employees of other participating employers.

b.	If a participating employer stops contributing to the plan, the unfunded obligations of the plan may be borne by the remaining participating employers.

c.	If a participating employer chooses to stop participating in a multiemployer plan, the employer may be required to pay the plan an amount based on the underfunded status of the plan, referred to as a withdrawal liability.

The Company receives an annual report disclosing the performance of the multiemployer plan and its ability to meet its benefit requirements based on its performance in the prior year. As of the latest report dated December 31, 2018, the multi-employer plan had adequate assets to pay benefits as they become due. Due to the short period of time between December 31, 2018 and March 31, 2019, and the occurrence of no significant items since December 31, 2018, the preparation of a new or updated actuarial report was not deemed necessary at March 31, 2019. Additionally, the Company is unable to provide additional quantitative information on the plan because the Company is unable to obtain that information without undue cost and effort.

The Employee Retirement Income Security Act of 1974 (“ERISA”), as amended by the Multi-Employer Pension Plan Amendments Act of 1980, imposes certain liabilities upon employers who are contributors to a multiemployer plan in the event of the employer’s withdrawal from, or upon termination of, such plan. The plans do not maintain information on the net assets and actuarial present value of the plans’ unfunded vested benefits allocable to the Company. As such, the amount, if any, for which the Company may be contingently liable, is not ascertainable at this time.

The majority of the Company’s unionized employees work in the building and construction industry (“B&C”), and, therefore, the Company believes it satisfies the criteria for the B&C industry exception under ERISA for those multiemployer pension plans that primarily cover employees in the B&C industry. As a result, the Company does not expect to be assessed a withdrawal liability when it ceases making contributions to those plans after the completion of a project or projects, so long as it does not continue to perform work in the jurisdiction of the pension plan on a non-union basis. The applicability of the B&C industry proviso is fact-specific, so there can be no assurance in any particular situation whether the B&C proviso applies or whether withdrawal liability will be assessed.

The following table contains a summary of plan information relating to the Company’s participation in the multiemployer pension plan, including Company contributions for the last two calendar years, status of the multiemployer plan, and whether the plan is subject to a funding improvement, rehabilitation plan or contribution surcharges.

Fund	EIN/ Plan Number	PPA Zone Status	Plan Year End for Zone Status	Subject to Funding Improvement/ Rehabilitation Plan	2018 Contributions (in thousands)	2017 Contributions (in thousands)	Sur-charge Imposed	Expiration Date of Collective Bargaining Agreement
Pennsylvania Heavy and Highway Contractors Pension Fund	23-6531755/ 001	Green (Greater than 80% funded)	12/31/2018	No	$1,985	$2,085	No	12/31/2021

Lineal Star Holdings, LLC	Notes to Consolidated Financial Statements

Note 11 – Income Taxes

The Company recorded no provision for income taxes as follows:

Current taxes:	Period from July 29, 2018 through March 31, 2019	Period from April 1, 2018 through July 28, 2018	Year Ended March 31, 2018
	(Successor)	(Predecessor)	(Predecessor)

Federal	$—	$—	$—
State	—	—	—
	—	—	—
Deferred taxes:
Federal	(27,000)	20,000	(216,000)
State	(7,000)	5,000	(54,000)
	(34,000)	25,000	(270,000)
Total	$(34,000)	$25,000	$(270,000)

The following is a reconciliation between actual tax expense (benefit) and income taxes computed by applying an estimated blended U.S. federal and state income tax rate of 27.6% to income from continuing operations before income taxes for the period from July 29, 2018 through March 31, 2019 (Successor), the period from April 1, 2018 through July 28, 2018 (Predecessor) and the year ended March 31, 2018 (Predecessor):

	Period from July 29, 2018 through March 31, 2019	Period from April 1, 2018 through July 28, 2018	Year Ended March 31, 2018
	(Successor)	(Predecessor)	(Predecessor)

Computed at expected tax rates	$(39,000)	$(666,000)	$(2,108,000)
Nondeductible expenses	173,000	59,000	162,000
Non-taxable gain on bargain purchase	(321,000)	—	—
Net operating loss limitation	—	492,000	1,676,000
Change in valuation allowance	205,000	53,000	—
Other	(52,000)	87,000	—
Total	$(34,000)	$25,000	$(270,000)

Tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred liabilities are presented below:

	At March 31,
	2019	2018
	(Successor)	(Predecessor)
Depreciation & Amortization	$(191,000)	$(392,000)
Federal and state net operating loss carryforwards	1,172,000	276,000
Charitable Contribution Carryforward	14,000	14,000
Accrual to Cash Conversion	(715,000)	—
Project Loss Provision	12,000	127,000
	292,000	25,000
Less: Valuation Allowance	(258,000)	—
Total	$ 34,000	$25,000

The above estimates are based on management’s decisions concerning certain elections which could change the relationship between net income and taxable income. Management decisions are made annually and could cause the estimates to vary significantly.

Lineal Star Holdings, LLC	Notes to Consolidated Financial Statements

Federal and state net operating losses at consisted of the following as of July 29, 2018:

At July 29,
2018
(Predecessor)
Federal	$24,758,312
State	20,690,521

Federal NOL’s generated prior to December 31, 2017 may be carried forward for 20 years. Federal NOL’s generated after December 31, 2017 may be carried forward indefinitely but have limitations as to application.

Further, NOL’s generated prior to the July 29, 2018 transaction are subject to limitations based on Section 382 of the Internal Revenue Code. There are similar limitations at the state level. Based on the manner on which the limitations are determined it is expected that the Company had useful loss carryforwards of ~$1,000,000 for federal and state purposes as of the July 29, 2018 transaction date.

Estimated useful loss carryforwards at March 31, 2019 (including losses generated after the transaction date) and March 31, 2018 (assumed based on July 29, 2018 transaction) are as follows:

	At March 31,
	2019	2018
	(Successor)	(Predecessor)
Federal	$4,377,177	$1,000,000
State	3,823,320	1,000,000

Note 12 – Stockholders’ Equity

At March 31, 2018, the shareholders’ equity of Lineal Industries, Inc. included 1,000 shares of authorized, issued and outstanding common shares. In July 2018, Lineal Star Holdings, LLC, acquired all 1,000 of these shares from Primoris, and Lineal Industries, Inc., became a wholly-owned subsidiary of Lineal Star Holdings, LLC.

During the period from July 29, 2018 to March 31, 2019, one stockholder purchased 1,675,000 preferred shares of Lineal Star Holdings, LLC for total cash proceeds of $1,675,000. The preferred shares have no par value, a general liquidation preference with no designated value and ability to vote in corporate matters.

In July 2018, 1,000,000 common shares of Lineal Star Holdings, LLC were issued to certain employees for services provided in connection with the acquisition mentioned above. Of these shares, 260,000 were to vest over a period of three years. At the time of the issuance, the fair value of Lineal Star Holdings, LLC was deemed to be $1,175,000. See Note 4 for additional information.

Note 13 - Subsequent Events

Subsequent to March 31, 2019, the Company received cash proceeds of $400,000 on the demand note payable with the preferred shareholder. The entire principal balance of $492,337 was repaid in full in July 2019.

Lineal Star Holdings, LLC	Notes to Consolidated Financial Statements

On July 8, 2019, the Company’s securities were acquired by Camber Energy, Inc., a Nevada corporation (“Camber”), pursuant to the terms of an Agreement and Plan of Merger dated as of the same date (the “Plan of Merger” and the merger contemplated therein, the “Merger”), by and between the Company, Camber, Camber Energy Merger Sub 2, Inc., Camber’s wholly-owned subsidiary (“Merger Sub”), and the Members of the Company (the “Lineal Members”). Pursuant to the Plan of Merger, Camber acquired 100% of the ownership of the Company from the Lineal Members in consideration for newly issued shares of Series E Redeemable Convertible Preferred Stock and Series F Redeemable Preferred Stock. Under certain circumstances, in the event the shareholders of Camber have not approved the issuance of shares of Camber common stock upon the conversion of the Series E Redeemable Convertible Preferred Stock and Series F Redeemable Preferred Stock and the voting rights associated therewith, and subject to applicable law, the Series E Redeemable Convertible Preferred Stock and Series F Redeemable Preferred Stock of Camber can be redeemed, on a one-for-one basis, for the common and preferred shares of Lineal, respectively, which would result, if such preferred stock was fully redeemed, in Lineal becoming fully-divested from Camber. In addition, there are certain circumstances where the common and preferred shares of Lineal may never become redeemable.

As part of this transaction, Camber loaned the Company $1,050,000, which amount accrues interest, compounded monthly, at 10% per annum (18% upon the occurrence of an event of default), beginning upon the date, if ever, that Camber no longer owns at least 50% of the voting securities of the Company (the “Interest Effective Date”), and is either to be (a) forgiven on the date that shareholder approval of Camber’s shareholders is received for the issuance of shares of common stock upon conversion of the Series E Redeemable Convertible Preferred Stock and Series F Redeemable Preferred Stock (“Camber Shareholder Approval”); or (b) payable in full together with accrued interest thereon, two (2) years from the Interest Effective Date, or earlier upon acceleration upon the occurrence of an event of default under the Note. The amounts received by the Company in connection with the loan were used to pay off the entire balance of the related party demand note. In the event the Camber Shareholder Approval is received, the loan and all principal and interest due thereunder will be automatically forgiven by Camber.